UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14C

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

GLOBALSTAR, INC.

(Name of Registrant As Specified in Charter)

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Globalstar, Inc.

300 Holiday Square, Blvd.

Covington, LA 70433

information statement

pursuant to section 14(c)

of the Securities Exchange Act of 1934

and rule 14c-2 thereunder

no vote or other action of the Company’s Stockholders is required in connection with this information statement we are not asking you for a proxy and
you are requested not to send us a proxy

We are sending you this Information Statement to inform you of the adoption, upon recommendation by our Board of Directors, of a resolution by consent on August 24, 2012 (the “Written Consent”) of affiliates of James Monroe III (our “Majority Stockholder”), who collectively hold 187,185,009 shares of our voting common stock (“Common Stock”), representing the right to vote approximately 62% of our total issued and outstanding voting shares. This resolution approves an amendment to our Certificate of Incorporation to effect a reverse split of our Common Stock at a ratio of not less than one-for-five (1:5) and not more than one-for-twenty (1:20) at any time on or before December 31, 2012 as determined by our Board of Directors in its sole discretion, with the exact ratio to be set at a whole number within the foregoing range as determined by our Board of Directors in its sole discretion.

Under applicable federal securities laws, although the holders of a majority of our voting Common Stock have approved the proposal described above, we may not file an amendment to our Certificate of Incorporation until at least 20 calendar days after the mailing of this Information Statement. We expect to mail this Information Statement on or about September 10, 2012. The Board of Directors is not soliciting your proxy in connection with the adoption of these resolutions and is not requesting proxies from stockholders.

This Information Statement constitutes notice to stockholders of record on August 24, 2012 (the “Record Date”) of action taken without a meeting as required by Section 228(e) of the Delaware General Corporation Law (the “DGCL”). We will not undertake any additional action with respect to the receipt of written consents. The DGCL does not provide any appraisal rights to our stockholders as a result of the adoption of these resolutions.

We will pay all expenses in connection with the distribution of this Information Statement, which we expect to be less than $15,000.

Our principal executive offices are located at 300 Holiday Square, Blvd., Covington, Louisiana, 70433. Our telephone number is (985) 335-1500.

September 6, 2012

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This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of our voting Common Stock, par value $0.0001 per share of Globalstar, Inc. (the “Company”), to notify the stockholders of the following:

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK

On August 2, 2012, our Board of Directors recommended an amendment to our Certificate of Incorporation to authorize the Board of Directors to effect a reverse stock split, as described below (the “Reverse Stock Split”). On August 23, 2012, our Majority Stockholder approved this amendment by written consent. A copy of this amendment is attached to this Information Statement as Appendix A (subject to any changes required by applicable law).

The Reverse Stock Split amendment permits (but does not require) our Board of Directors to effect a reverse split of our Common Stock at any time on or before December 31, 2012 by a ratio of not less than one-for-five (1:5) and not more than one-for-twenty (1:20), with the exact ratio to be set at a whole number within this range as determined by our Board of Directors in its sole discretion. We believe that enabling our Board of Directors to decide whether and when to effect the Reverse Split and to set the ratio within the stated range without the necessity of further action by our stockholders will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In making these decisions, our Board of Directors may consider, among other things, factors such as:

•	the listing requirements of various stock exchanges;

•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Our Board of Directors may abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is not in our best interests and the best interests of our stockholders.

Depending on the ratio for the Reverse Stock Split determined by our Board of Directors, no less than five and no more than twenty shares of existing Common Stock will be combined into one share of Common Stock. The amendment to our Certificate of Incorporation to affect the Reverse Stock Split, if filed, will include the reverse split ratio determined by our Board of Directors to be in the best interests of our stockholders.

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If the Reverse Stock Split is effected, we will not reduce the number of authorized shares of our Common Stock.

To avoid the existence of fractional shares of our Common Stock, we will round up any fractional shares post-split to the next whole share.

Recommendation of the Board of Directors

The Board of Directors of the Company believes that the stockholders of the Company may benefit from the Reverse Stock Split. The Board believes that the Reverse Stock Split could help maintain the Company’s listing on the Nasdaq Capital Market. Nasdaq Listing Rules require a minimum bid price of $1 per share for a Nasdaq listed company to continue listing on the Nasdaq Capital Market (the “minimum bid price rule”). On September 12, 2011, we received a letter from The Nasdaq Stock Market informing us that for the last 30 consecutive business days the bid price of the Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion under Listing Rule 5450(a)(1). The letter stated that Nasdaq would provide us a grace period of 180 calendar days, or until March 12, 2012, to regain compliance. We did not regain compliance by March 11, 2012. On March 12, 2012, Nasdaq granted us an additional extension of 180 calendar days, until September 7, 2012, to meet the minimum bid price requirement. If we do not regain compliance before September 7, 2012, Nasdaq will provide us with written notification that the Common Stock will be delisted. At that time, we may appeal to the Listings Qualifications Panel Nasdaq’s determination to delist the Common Stock.

Given the receipt of such deficiency letter from Nasdaq, the Board believes that, if it can not otherwise meet the requirements of Nasdaq to remain listed on the Nasdaq Capital Market, after giving effect to any applicable grace period, it may be in our best interests and and the best interests of our stockholders to effect the Reverse Stock Split to increase the market price of the Common Stock so that we are able to regain compliance with the minimum bid price rule.

However, there is no assurance that the market price per share of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of our Common Stock outstanding resulting from the Reverse Stock Split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The Board will not implement the Reverse Split unless it determines that such action will be in our best interests and and the best interests of our stockholders. The Board has not determined when it will decide whether or not to implement the Reverse Split, but any decision to effect the Reverse Split must be made by December 31, 2012.

The Reverse Stock Split will not change your proportionate equity interests in the Company, except as may result from the issuance of whole shares with respect to fractional shares.

The Reverse Stock Split will have the effect of substantially increasing the number of shares we will be able to issue to new or existing stockholders because the number of authorized shares and the par value per share of Common Stock will remain the same while the number of shares issued and outstanding will be reduced.

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Purpose and material effects of the Reverse Stock Split

The Board believes that the Reverse Stock Split could help maintain our listing on the Nasdaq Capital Market as previously mentioned in its recommendation therefor. The Board believes it may be in the best interests of the Company and its stockholders to effect the Reverse Stock Split, which would have the result of increasing the market price of the Common Stock so that we are able to regain compliance with the minimum bid price rule. The Board therefor believes it is advisable to authorize the Board to implement the Reverse Stock Split within the described limits without further action by stockholders.

When a company engages in a reverse stock split, it substitutes one share of stock for a predetermined amount of shares of stock. It does not increase the market capitalization of the company. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. All stockholders who would otherwise hold a fractional share will be issued a full share. The Reverse Stock Split will result in the number of shares of Common Stock issued and outstanding being reduced from 408,378,496 shares as of June 30, 2012 to a lower number depending on the ratio selected by the Board. See the table on page 10. The number of authorized shares of Common Stock will not be affected.

The Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our Common Stock will be reduced to less than the present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

The Reverse Stock Split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes relating to the treatment of fractional shares. The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Stockholders should recognize that they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by up to 20). Although we expect that the Reverse Stock Split, if implemented, will result in an immediate increase in the market price of our Common Stock, there can be no assurance that the Reverse Stock Split will increase the market price of our Common Stock by a multiple equal to the exchange number or result in any permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a Reverse Stock Split. Furthermore, the possibility exists that potential liquidity in the market price of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results that have been outlined above.

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Anti-takeover effects of the Reverse Stock Split

Since we are already controlled by our Majority Stockholder and our governing documents contain anti-takeover provisions, the Reverse Stock Split will not have any additional anti-takeover effects on us.

This proposal is not the result of management’s knowledge of an effort to accumulate the issuer’s securities or to obtain control of the issuer by means of a merger, tender offer, solicitation or otherwise.

The main purpose and advantage for the Reverse Stock Split, if implemented, is to increase the price level of our Common Stock in order to meet the minimum bid price requirement of the Nasdaq Capital Market. The main disadvantage to the Reverse Stock Split is that it may not prevent a further decline in stock price, allowing us to maintain Nasdaq listing. The reason to authorize the Board to implement the Reverse Stock Split without further stockholder action is to permit the Board to respond promptly to events as they develop.

As discussed above, delegating to the Board the authority to implement the Reverse Stock Split was approved by a unanimous vote by the Board.

Interest Of Certain Persons In Matters To Be Acted Upon

None of the Company’s officers or directors has a substantial interest in the Reverse Stock Split, other than to the extent they are stockholders or holders of options, convertible notes or warrants issued by us, and the Reverse Stock Split could be interpreted to enhance the liquidity of our Common Stock or the exercisability of such options, notes or warrants.

Dissenter’s Rights Of Appraisal

The stockholders have no right under the DGCL, the Company’s Certificate of Incorporation consistent with above, or the Company’s by-laws to dissent from the action adopted as set forth herein.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing (the “Effective Time”) of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. Whether or not the certificate of amendment is filed and the exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to us and our stockholders. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Certificate of Incorporation, our Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on December 31, 2012, our Board of Directors will abandon the Reverse Stock Split.

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Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our Board of Directors, a minimum of five and a maximum of 20 shares of existing Common Stock will be combined into one new share of Common Stock. The table below shows, as of June 30, 2012, the number of outstanding shares of Common Stock that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split
1-for-5	81,675,699
1-for-6	68,063,083
1-for-7	58,339,785
1-for-8	51,047,312
1-for-9	45,375,388
1-for-10	40,837,850
1-for-11	37,125,318
1-for-12	34,031,541
1-for-13	31,413,730
1-for-14	29,169,893
1-for-15	27,225,233
1-for-16	25,523,656
1-for-17	24,022,264
1-for-18	22,687,694
1-for-19	21,493,605
1-for-20	20,418,925

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by our Board of Directors.

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in us, except that, as described below in “— Fractional Shares”, record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive the next whole share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in more stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

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After the Effective Time, our Common Stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which are numbers used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. If we meet the minimum bid price rule, we expect that our Common Stock will continue to be traded on the Nasdaq Capital Market under the symbol “GSAT.”

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form will be sent necessary instructions by our transfer agent after the Effective Time indicating how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates to our transfer agent in accordance with its instructions. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate.

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Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Fractional Shares

We will not issue fractional shares or certificates representing fractional shares in connection with the Reverse Stock Split. In lieu of issuing fractions of shares, we intend to round fractional shares up to the next whole share.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the Board, subject to our treatment of fractional shares.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes the material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one ore more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

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This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this information statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

No gain or loss will be recognized by us as a result of the Reverse Stock Split. Our view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should not rely on the foregoing and may wish to consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

Vote Required

The amendment to our Certificate of Incorporation to authorize the Board of Directors to effect a Reverse Stock Split was approved by the holders of a majority of the outstanding shares of voting Common Stock as required by our Certificate of Incorporation.

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows (i) the number of shares of our voting Common Stock beneficially owned as of the Record Date by each director, by each executive officer, and by all directors and current executive officers as a group and (ii) all the persons who were known to be beneficial owners of five percent or more of our voting Common Stock, our only voting securities, on June 30, 2012 based upon 301,610,812 shares of voting Common Stock outstanding as of that date. Holders of our voting Common Stock are entitled to one vote per share.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Voting Common Stock	Percent of Class
James Monroe III FL Investment Holdings, LLC James Monroe III Grantor Trust Globalstar Satellite, L.P. (2)	364,135,906	69.9%
Whitebox Advisors, LLC ("WA"); Whitebox Multi-Strategy Advisors, LLC ("WMSA"); Whitebox Multi-Strategy Partners, L.P. ("WMSP"); Whitebox Multi-Strategy Fund, L.P. ("WMSFLP"); Whitebox Multi-Strategy Fund, Ltd. ("WMSFLTD"); Whitebox Concentrated Convertible Arbitrage Advisors, LLC ("WCCAA"); Whitebox Concentrated Convertible Arbitrage Partners, L.P. ("WCCAP"); Whitebox Concentrated Convertible Arbitrage Fund , L.P. ("WCCAFLP"); Whitebox Concentrated Convertible Arbitrage Fund, Ltd. ("WCCAFLTD"); Whitebox Credit Arbitrage Advisors, LLC ("WCRAA"); Whitebox Credit Arbitrage Partners, L.P. ("WCRAP"); Whitebox Credit Arbitrage Fund , L.P. ("WCRAFLP"); Whitebox Credit Arbitrage Fund, Ltd. ("WCRAFLTD"); Pandora Select Advisors, LLC ("PSA"); Pandora Select Partners, L.P. ("PSP"); Pandora Select Fund, L.P. ("PSFLP"); Pandora Select Fund, Ltd. ("PSFLTD"); Whitebox Special Opportunities Advisors, LLC ("WSOPA"); Whitebox Special Opportunities Fund, Series B Partners, LP, a British Virgin Islands limited partnership ("WSOPBP"); Whitebox Special Opportunities Fund, L.P. ("WSOPFLP"); Whitebox Special Opportunities Fund SPC, Ltd. ("WSOPFLTD"); Whitebox Special Opportunities Fund, L.P, Series B ("WSOPFLPB"); Whitebox Special Opportunities Fund SPC, Ltd. - Segregated Portfolio B ("WSOPFLTDB"); HFR RVA Combined Master Trust ("HFR"); IAM Mini-Fund 14 Limited ("IAM") (3)	24,726,102	8.2%
Steelhead Partners, LLC ("Steelhead"); Steelhead Navigator Master, L.P. ("Navigator"); James Michael Johnston ("Johnston"); Brian Katz Klein ("Klein") (4)	19,959,819	6.2%
Stark Offshore Management LLC ("Stark Offshore"); Stark Criterion Management LLC ("Stark Criterion") (5)	18,626,059	6.2%
Columbia Wanger Asset Management, L.P. (6)	16,900,222	5.6%
William A. Hasler (7)	500,000	*
John Kneuer (8)	466,000	*
James F. Lynch (9)	400,000	*
J. Patrick McIntyre (10)	657,983	*
Richard S. Roberts (9)	400,000	*
Anthony J. Navarra (11)	513,602	*
L. Barbee Ponder (12)	100,000	*
All directors and executive officers as a group (8 persons) (2)(7)(8)(9)(10)(11)(12)	367,173,491	70.2%

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*Less than 1% of outstanding shares.

1. “Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. Stock is “beneficially owned” if a person has or shares the power (a) to vote it or direct its vote or (b) to sell it or direct its sale, even if the person has no financial interest in the stock. Also, stock that a person has the right to acquire, such as through the exercise of options or warrants or the conversion of notes, within 60 days is considered to be “beneficially owned.” These shares are deemed to be outstanding and beneficially owned by the person holding the derivative security for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person has full voting and investment power over the stock listed.

2. The address of Mr. Monroe, Globalstar Holdings, LLC, Globalstar Satellite, L.P. and Thermo Funding Company LLC is 1735 Nineteenth Street, Denver, CO 80202. This number includes 38,640,750 shares held by FL Investment Holdings, LLC (fka Globalstar Holdings, LLC), 618,558 shares held by Globalstar Satellite, L.P., and 254,693,385 shares held by Mr. Monroe’s trust. Under SEC rules noted in footnote 1, Mr. Monroe also beneficially owns 200,000 shares pursuant to vested options; 106,767,684 shares issuable to Mr. Monroe’s trust upon conversion of our nonvoting Common Stock held by it; and 69,983,213 shares issuable to his trust or Thermo Funding upon exercise of certain warrants. Mr. Monroe’s trust also holds $11.4 million principal amount of 8% Convertible Senior Unsecured Notes and $20 million of 5% Convertible Senior Unsecured Notes, which are convertible into Common Stock as provided under the terms of the notes. This would represent approximately 74% ownership. The terms of the nonvoting Common Stock and the warrants prohibit conversions and exercises if the resulting ownership for Thermo entities and affiliates would represent 70% or more of our outstanding voting stock. Mr. Monroe controls, either directly or indirectly, each of Globalstar Satellite, L.P., FL Investment Holdings, LLC and Thermo Funding and, therefore, is deemed the beneficial owner of the Common Stock held by these entities.

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3. Based on information provided by WA et al. in Amendment #2 to Schedule 13G filed on February 13, 2012. The address of WA, WMSA, WMSFLP, WCCAA, WCCAFLP, WCRAA, WCRAFLP, PSA, PSFLP, WSOPA, WSOPFLP, and WSOPFLPB is: 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416. The address of WMSP, WMSFLTD, WCCAP, WCCAFLTD, WCRAP, WCRAFTLD, PSP, PSFLTS, WSOPBP, WSOPFLTD, and WSOPFLTDB is: Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay Road Town, Tortola, British Virgin Islands. The address of HFR is: 65 Front Street, Hamilton, HM 11, Bermuda. The address of IAM is: Boundary Hall, Cricket Square, George Town, Grand Cayman, KY1-1102 Cayman Islands. WA has shared voting and dispositive power with respect to 24,726,102 shares of Common Stock. WA, acting as an investment adviser to its client, is deemed to be the beneficial owner of 24,726,102 shares of Common Stock. WMSA is deemed to beneficially own 10,765,145 Shares of Common Stock. WMSP is deemed to beneficially own 10,765,145 shares of Common Stock as a result of its ownership of convertible notes and warrants. WMSFLP is deemed to beneficially own 10,765,145 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. WMSFLTD is deemed to beneficially own 10,765,145 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. WCCAA is deemed to beneficially own 8,734,909 shares of Common Stock. WCCAP is deemed to beneficially own 8,734,909 shares of Common Stock as a result of its ownership of convertible notes and warrants. WCCAFLP is deemed to beneficially own 8,734,909 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. WCCAFLTD is deemed to beneficially own 8,734,909 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. WCRAA, is deemed to beneficially own 131,450 shares of Common Stock. WCRAP is deemed to beneficially own 131,450 shares of Common Stock as a result of its ownership of convertible notes. WCRAFLP is deemed to beneficially own 131,450 shares of Common Stock as a result of its ownership of convertible notes. WCRAFLTD is deemed to beneficially own 131,450 shares of Common Stock as a result of its ownership of convertible notes. PSA, is deemed to beneficially own 2,673,976 shares of Common Stock. PSP is deemed to beneficially own 2,673,976 shares of Common Stock as a result of its ownership of convertible notes and warrants. PSFLP is deemed to beneficially own 2,673,976 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. PSFLTD is deemed to beneficially own 2,673,976 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. WSOPA is deemed to beneficially own 875,283 shares of Common Stock of the Company. WSOPAP is deemed to beneficially own 875,283 shares of Common Stock as a result of its ownership of convertible notes and warrants. WSOPFLP is deemed to beneficially own 875,283 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. WSOPFLTD is deemed to beneficially own 875,283 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. WSOPFLPB is deemed to beneficially own 875,283 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. WSOPFLTDB is deemed to beneficially own 875,283 shares of Common Stock as a result of its indirect ownership of convertible notes and warrants. HFR, is deemed to beneficially own 196,427 shares of Common Stock as a result of its ownership of convertible notes. IAM, is deemed to beneficially own 1,348,912 shares of Common Stock as a result of its ownership convertible notes, warrants and Common Stock of the Company. Each of WMSP, WCCAP, WCRAP, PSP, WSOPBP, HFR, and IAM.

WA, WMSA, WMSFLP, WMSFLTD, WCCAA, WCCAFLP, WCCAFLTD,WCRAA, WCRAFLP, WCRAFLTD, PSA, PSFLP, PSFLTD, WSOPA, WSOPFLP, WSOPFLPB, WSOPFLTD, and WSOPFLTDB each disclaimed indirect beneficial ownership of the shares of Common Stock except to the extent of their pecuniary interest in such shares.

4. Based on information provided by Steelhead in Amendment #3 to Schedule 13G filed February 9, 2012. The address of Steelhead, Johnston, Klein and Navigator is 333 108th Avenue NE, Suite 2010, Bellevue, WA 98004. Navigator reported sole voting and investment power over 19,779,819 shares of Common Stock and Johnston and Klein reported shared voting and investment power over 19,959,8191 shares as member-managers of Steelhead. Steelhead, Johnston and Klein disclaim beneficial ownership. The shares reported reflect shares that may be issued upon the exercise of outstanding warrants and the conversion of convertible notes held by Navigator.

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5. Based on information provided by Stark Offshore and Stark Criterion in Amendment #1 to Schedule 13G filed February 14, 2012. The address of Stark Offshore and Stark Criterion is 3600 South Lake Drive, St. Francis, WI 53235. Stark Offshore reported sole voting and dispositive power over 18,301,945 shares, as investment manager of Stark Master Fund Ltd., Stark Onshore Master Holdings LLC, StarkSat, Inc. and Stark Criterion, which includes shares of Common Stock, Common Stock issuable upon the exercise of warrants and shares of Common Stock issuable upon conversion of the Company’s 5% Convertible Senior Unsecured Notes and 5.75% Convertible Senior Unsecured Notes.

6. Based on information provided by Columbia Wanger Asset Management, L.P., a registered investment adviser, in Amendment #6 to Schedule 13G filed on February 10, 2012. The address of Columbia Wanger Asset Management, L.P. is 227 W. Monroe Street, Suite 3000, Chicago, IL 60606.

7. Includes 500,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options.

8. Includes 450,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options; however, options to purchase 350,000 shares of Common Stock are subject to forfeiture if he ceases to serve as a director.

9. Includes 400,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options.

10. Includes 600,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options.

11. Excludes options to purchase 100,000 shares of Common Stock that become exercisable more than 60 days after the Record Date.

12. Excludes options to purchase 285,000 shares of Common Stock that become exercisable more than 60 days after the Record Date.

HOUSEHOLDING

Under SEC rules, only one annual report, information statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us. Brokers with accountholders who are our stockholders may be householding these materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, information statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at the address or telephone number provided below.

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REQUESTS FOR CERTAIN DOCUMENTS

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC. Our electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.

We make available free of charge financial information, news releases, SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC, on our website at www.globalstar.com. The documents available on, and the contents of, our website are not incorporated by reference into this Information Statement.

Covington, LA

September 6, 2012

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APPENDIX A

FORM OF

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

GLOBALSTAR, INC.

Globalstar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

First: The Board of Directors of the Corporation (the “Board”), acting by Unanimous Written Consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution authorizing the Corporation to effect a [ ] to [ ] reverse split of the Common Stock, par value $0.0001, whereby every [ ] issued and outstanding shares of the Corporation’s Common Stock (including each share of treasury stock), shall automatically and without any action on the part of the holder thereof be combined into one (1) fully paid and nonassessable share of Common Stock of the Corporation (the “Common Stock”) and to file this Certificate of Amendment:

Article 3, Section 4 of the Amended and Restated Certificate of Incorporation (as Amended through September 24, 2009) of the Company is amended to read as follows:

FOURTH

“The Corporation shall have the authority to issue One Billion One Hundred Million (1,100,000,000) total shares of capital stock, consisting of One Hundred Million (100,000,000) shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), and One Billion (1,000,000,000) shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of which Eight Hundred Sixty-Five Million (865,000,000) shares shall be Common Stock (the “Voting Common Stock”) and One Hundred Thirty-Five Million (135,000,000) shares shall be Nonvoting Common Stock (the “Nonvoting Common Stock”).

Subject to the provisions of law, the rights, preferences and limitations of the Common Stock and Series A Convertible Preferred Stock shall be as set forth in this Article Fourth.  The Board of Directors of the Corporation (the “Board”) is hereby authorized, without requirement of the consent, approval or authorization of the stockholders of the Corporation, except as otherwise expressly required by the terms of this Certificate (including, without limitation, the terms of any certificate or resolution designating the rights, powers, preferences, qualifications, limitations and restrictions of any other series of Preferred Stock), to authorize, establish, designate, create and issue by resolution of the Board from time to time one or more other series of the Preferred Stock, each such series having such rights, powers, preferences, qualifications, limitations and restrictions as the Board shall designate in such resolution.

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On [ ], 2012 the Corporation’s Board of Directors, pursuant to authorization by the holders of a majority of the outstanding shares entitled to vote on the action, approved a [ ] to 1 Reverse Stock Split to be effective at 5:00 p.m. on [ ], 2012 or as soon as the Corporation completes filing an amendment to its Certificate of Incorporation (the “Split Effective Date”). Each [ ] shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Split Effective Date (the “Old Common Stock”) shall be automatically reclassified and changed into one share without any action on part of the holder thereof, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Common Stock”). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded to the next whole share.”

Second: That in lieu of a meeting and vote of Stockholders, the holders of a majority in interest of record of the issued and outstanding shares of Voting Common Stock have given Written Consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Globalstar, Inc., has caused this certificate to be signed by James Monroe III, its Chief Executive Officer, this ___ day of ______________, 2012.

GLOBALSTAR, INC.

By: _________________________________

Name: James Monroe III

Title: Chief Executive Officer

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